Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACT:	CONTACT:
Nancy A. Johnson/Marian Briggs	Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742	(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES ANNOUNCES NEW SHARE REPURCHASE PROGRAM
     ST. PAUL, Minn., March 8, 2010 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), a leading biomaterial and surgical products company, today announced that its board of directors has approved a program for the company to repurchase up to 1 million shares of its common stock, in addition to the approximately 66,000 shares remaining to be purchased under an existing share repurchase program approved by the board in September 2009. Synovis plans to make purchases in either the open market or through private transactions from time to time, in accordance with Securities and Exchange Commission regulations. The timing and extent to which the company buys back shares will depend on market conditions and other corporate considerations. The repurchase program does not have an expiration date. As of Jan. 31, 2010, the company had $56.5 million in cash, cash equivalents and investments. This represents the third stock buyback Synovis has announced in less than two years.
     Richard W. Kramp, president and chief executive officer, said, “We are pleased to announce that our board has authorized an additional share repurchase program. This action clearly reflects our board’s confidence in the company’s financial strength, the long-term value of Synovis and our overall commitment to our shareholders. We believe that our stock is undervalued in the market.”.”
     Kramp continued, “Synovis offers a comprehensive portfolio of products for soft tissue repair, and we are positioned for growth in several large, expanding markets. Our Veritas® products are rapidly gaining acceptance among physicians. Additionally, the Flow Coupler just received FDA marketing clearance, doubling our microsurgical opportunity. At Synovis Orthopedic and Wound we recently hired and trained a direct U.S. sales team, with each sales representative focused on establishing their respective
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Synovis Life Technologies, Inc.
March 8, 2010

territory. With a strong balance sheet, we have the resources to conduct another stock buyback and invest in current operations to maximize our market opportunities while still being able to respond to attractive M&A opportunities.”
About Synovis Life Technologies, Inc.
     Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets mechanical and biological products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded direct sales force to grow revenues, the impact of increased competition in various markets we serve, the ability to re-establish our newly acquired Orthopedic and Wound products in the marketplace, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the potential impact of proposed healthcare reform legislation, as well as other factors found in the Company’s filings with the SEC, such as the “Risk Factors” section in Item 1A of the Annual Report on Form 10-K for the year ended October 31, 2009.
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